Exhibit 5.2

FORM OF KING & SPALDING OPINION

[LETTERHEAD OF KING & SPALDING LLP]

, 2004

Foster Wheeler Ltd.,

Foster Wheeler LLC,

and Subsidiary Guarantors

c/o Foster Wheeler Inc.

Perryville Corporate Park

Clinton, N.J.  08809-4000

Re:                               Legality of the 6 ¾% Senior Secured Notes Due        of Foster Wheeler LLC (the “New Notes”) and the guarantees (the “Guarantees”) thereof.

Ladies and Gentlemen:

We have acted as special United States counsel for Foster Wheeler Ltd. (“Parent”), a Bermuda company, Foster Wheeler LLC (the “Company”), a Delaware limited liability company, and the subsidiary guarantors listed on Exhibit A hereto (the “Subsidiary Guarantors” and collectively with Parent, the “Guarantors”), in connection with the preparation of the registration statement (the “Registration Statement”) on Form S-4 filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to (a) the proposed exchange of up to __________ Common Shares of Parent for any and all (1) 9.00% Preferred Securities, Series I of FW Preferred Capital Trust I, (2) 6.50% Convertible Subordinated Notes due 2007 issued by Parent and guaranteed by LLC, and (3) Series 1999 C Bonds and Series 1999 D Bonds (as defined in the Second Amended and Restated Mortgage, Security Agreement, and Indenture of Trust dated as of October 15, 1999 from Village of Robbins, Cook County, Illinois, to SunTrust Bank, Central Florida, National Association, as Trustee), and (b) the proposed exchange of up to $200,000,000 in aggregate principal amount of New Notes to be issued by the Company and guaranteed by the Guarantors for any and all 6 ¾% Senior Secured Notes Due 2005 (the “2005 Notes”) issued by the Company and guaranteed by the Guarantors.

In so acting, we have reviewed the Indenture dated as of November 15, 1995 by Foster Wheeler Corporation to Harris Trust and Savings Bank, as amended by the Amended and Restated First Supplemental Indenture dated as of May 25, 2001 among Foster Wheeler LLC, BNY Midwest Trust Company and the guarantors named therein, as further amended by the Second Supplemental Indenture dated as of August 16, 2002 among Foster Wheeler LLC, BNY Midwest Trust Company and the guarantors named therein (the “Original Indenture”) and the Supplemental Indenture to be entered into by Foster Wheeler LLC, BNY Midwest Trust Company and the Guarantors relating to the New Notes (the “Supplemental Indenture” and the Original Indenture as amended by the Supplemental Indenture, the “Indenture”), the Guaranty Agreement to be entered into by the Guarantors (the “Guarantee Agreement”).  We have also

Foster Wheeler Ltd.

Foster Wheeler LLC

and Subsidiary Guarantors

c/o Foster Wheeler Inc.

December 19, 2003

reviewed such matters of law and examined original, certified, conformed or photographic copies of such other documents, records, agreements and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed.  In such review, we have assumed the genuineness of signatures on all documents submitted to us as originals and the conformity to original documents of all copies submitted to us as certified, conformed or photographic copies.

For purposes of the opinions below, we have assumed that the execution and delivery of, and the performance of all obligations under, each of the Original Indenture (in the case of the Trustee only), the Supplemental Indenture and the Guaranty Agreement has been duly authorized by all requisite action by the Trustee and the Guarantors organized in states other than New York and Delaware, and that each of the Indenture (in the case of the Trustee only), the Supplemental Indenture and the Guaranty Agreement has been duly executed and delivered by the Trustee and each of the Guarantors organized in states other than New York and Delaware, and is a valid and binding agreement of, the Trustee, enforceable against the Trustee in accordance with its terms.

This opinion is limited in all respects to the laws of the State of New York and the Delaware General Corporation Law, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein.  This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

1.             Each of the Indenture and the Guaranty Agreement has been duly authorized by the Company and the Guarantors and, when executed and delivered by the Company and the Guarantors will constitute a valid and binding obligation of the Company and the Guarantors, enforceable against the Company and the Guarantors in accordance with its terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity.

2.             The New Notes have been duly authorized by the Company and, when executed and delivered by the Company and duly authenticated in accordance with the terms of the Indenture and delivered in exchange for the 2005 Notes, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity.

3.             The Guarantees have been duly authorized by the Guarantors and, when the New Notes are executed and delivered by the Company and duly authenticated in accordance with the terms of the Indenture and delivered in exchange for the 2005 Notes, will constitute valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with

Foster Wheeler Ltd.

Foster Wheeler LLC

and Subsidiary Guarantors

c/o Foster Wheeler Inc.

December 19, 2003

their terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur, which could affect the opinions contained herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus that is included in the Registration Statement.

                                                                                                Very truly yours,

Foster Wheeler Ltd.

Foster Wheeler LLC

and Subsidiary Guarantors

c/o Foster Wheeler Inc.

December 19, 2003

Schedule A

SUBSIDIARY GUARANTOR	JURISDICTION OF INCORPORATION
Equipment Consultants, Inc.	Delaware
Foster Wheeler Holdings Ltd.	Bermuda
Foster Wheeler Asia Limited	Delaware
Foster Wheeler Capital & Finance Corporation	Delaware
Foster Wheeler Constructors, Inc.	Delaware
Foster Wheeler Development Corporation	Delaware
Foster Wheeler Energy Corporation	Delaware
Foster Wheeler Energy Manufacturing, Inc.	Delaware
Foster Wheeler Energy Services, Inc.	California
Foster Wheeler Enviresponse, Inc.	Delaware
Foster Wheeler Environmental Corporation	Texas
Foster Wheeler Facilities Management, Inc.	Delaware
Foster Wheeler Inc.	Delaware
Foster Wheeler International Corporation	Delaware
Foster Wheeler International Holdings, Inc.	Delaware
Foster Wheeler Power Group, Inc.	Delaware
Foster Wheeler Power Systems, Inc.	Delaware
Foster Wheeler Pyropower, Inc.	New York
Foster Wheeler Real Estate Development Corp.	Delaware
Foster Wheeler Realty Services, Inc.	Delaware
Foster Wheeler USA Corporation	Delaware
Foster Wheeler Virgin Islands, Inc.	Delaware
Foster Wheeler Zack, Inc.	Delaware
FW Mortshal, Inc.	Delaware
FW Technologies Holdings, LLC	Delaware
HFM International, Inc.	Delaware
Process Consultants, Inc.	Delaware
Pyropower Operating Services Company, Inc.	California
Perryville III Trust	New York